DC 陳錦福會計師事務所
**Dominic K.F. Chan & Co.,** *Certified Public Accountants (Practising)*

香港旺角亞皆老街8號朗豪坊辦公大樓21樓2105-06室
Rooms 2105-06, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Hong Kong.

Tel: 2780 0607 Fax: 2780 0013
www.dominickfchancpa.com.hk

4th March, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Seratosa, Inc.

Commissioners:

We have read the statements made by Seratosa, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Seratosa, Inc. dated 4th March, 2015. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

Dominic K. F. Chan & Co.
Certified Public Accountants

Hong Kong, 4th March, 2015